                                                                    EXHIBIT 15.1



Stockholders and Board of Directors of
Crawford & Company

Gentlemen:

We are aware that Crawford & Company has incorporated by reference in its previously filed Registration Statement File Nos. 2-78989, 33-22595, 33-47536, 33-36116, 333-02051, 333-24425, 333-24427, 333-87465, and 333-87467, its Form
10-Q for the quarter ended March 31, 2000, which includes our report dated May 10, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                             /s/ Arthur Andersen LLP


Atlanta, Georgia
May 10, 2000

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